(d)(48)
FORM OF
AGREEMENT REGARDING CONTINUATION OF
SUB-ADVISORY AGREEMENTS
     Reference is made to the two Portfolio Management Agreements among Lazard Asset Management LLC (“LAM LLC”), Pacific Life Insurance Company (“Investment Adviser”) and Pacific Select Fund (the “Fund”), the first dated January 1, 2001 for the International Value Portfolio and the second dated December 18, 1998 for the Mid-Cap Value Portfolio, and any amendments thereto, (together the “Agreements”).
     By the signatures below, on behalf of Investment Adviser, the Fund, and LAM LLC, (together the “Parties”), the Parties hereby agree as follows:
1.	Notwithstanding any assignment and termination of the existing Agreements that will result from a public offering of shares of Lazard Ltd described in the letter from LAM LLC dated February 9, 2005, all the terms and conditions set forth in the Agreements will continue in full force and effect;

2.	The Board of Trustees of the Fund, at a meeting held on April 4, 2005, has duly authorized the continuation of such Agreements; and

3.	The undersigned have the authority to enter into this agreement.
Agreed to and accepted this 5th day of May, 2005.

PACIFIC LIFE INSURANCE COMPANY

By:	By:

Name:	Name:

Title:	Title:

LAZARD ASSET MANAGEMENT LLC

By:

Name:

Title:

PACIFIC SELECT FUND

By:	By:

Name:	Name:

Title:	Title: